Exhibit 99.1

Freescale Semiconductor Announces Third Quarter 2015 Results

AUSTIN, Texas--(BUSINESS WIRE)--October 22, 2015--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the third quarter ended October 2, 2015. Highlights include:

GAAP Results	Non-GAAP Results*
• Net sales of $1.12 billion	• EBITDA** of $308 million
• Gross margin of 48.1%	• Adjusted earnings per share of $0.54
• Earnings per share of $0.25

“Third quarter results represented another quarter of solid execution in a challenging environment,” said Gregg Lowe, president and CEO. Although revenues declined sequentially and year-over-year, the team delivered gross margins that were in line with Q2 and 180 basis points above third quarter last year. We managed operating expenses lower than prior periods and continued to deleverage the balance sheet. This, combined with the execution on gross margins, contributed to adjusted earnings per share of $0.54.”

“The fourth quarter will pose challenges as market conditions have continued to weaken,” Lowe said. “Our results will be impacted in the quarter by normal seasonal declines in our automotive related businesses, continued weakness in wireless infrastructure and enterprise spending which will negatively impact our RF and Digital Networking businesses and weak end-demand in industrial which will lead to lower Microcontroller revenues. Looking past the near term demand softness, we are encouraged by the growth prospects in our core markets and the significant value creation inherent in the combination with NXP Semiconductors.”

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.
**Reflects EBITDA excluding the effect of other items.

Third Quarter Highlights

Net sales for the third quarter of 2015 were $1.12 billion, compared to $1.20 billion in the second quarter of 2015 and $1.21 billion in the third quarter of 2014.

Operating earnings for the period were $188 million, compared to $226 million in the second quarter of 2015 and $215 million in the third quarter of 2014. Third quarter 2015 operating earnings included $35 million of reorganization of business, merger expenses and other costs. These costs included an accrual for indemnification costs associated with ongoing semiconductor clean room litigation and ongoing costs associated with the company’s planned merger with NXP Semiconductors.

Net earnings for the third quarter were $80 million, or $0.25 per share, compared to net earnings of $122 million, or $0.38 per share, in the second quarter of 2015 and $125 million, or $0.40 per share, in the third quarter of 2014.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended October 2, 2015 were $248 million compared to earnings of $258 million in the second quarter of 2015 and $243 million in the third quarter of 2014.

Adjusted net earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the third quarter of 2015 were $171 million, or $0.54 per share, compared to $182 million, or $0.57 per share, in the second quarter of 2015 and $150 million, or $0.49 per share, in the third quarter of 2014.

Descriptions of EBITDA excluding the effects of other items, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the third quarter of 2015 were as follows:

  Microcontroller net sales were $304 million, compared to $291 million in the second quarter of 2015 and $250 million in the third quarter of last year. On a sequential and year-over-year basis, Microcontroller revenues benefitted from increased sales of its 32-bit microcontroller products into consumer and industrial markets and higher sales of applications processors into the consumer and automotive markets as well as into distribution.
  RF net sales, which include sales of power amplifiers to the wireless infrastructure market, were $83 million, compared to $177 million in the second quarter of 2015 and $157 million in the third quarter of last year. The sequential and year-over-year decline in revenue is a result of slowing wireless capital expenditure spending in major markets, primarily in China.
  Automotive MCU net sales were $299 million, compared to $305 million in the second quarter of 2015 and $303 million in the third quarter of last year. Automotive MCU benefitted from growth in vehicle semiconductor content offset by declines in worldwide automotive production, particularly in emerging markets.
  Analog and Sensors net sales were $220 million, compared to $223 million in the second quarter of 2015 and $201 million in the third quarter of last year. Analog and Sensors sales benefitted from increased vehicle semiconductor content along with sales of analog and sensors sold into distribution and OEM accounts.
  Digital Networking net sales were $195 million, compared to $184 million in the second quarter of 2015 and $281 million in the third quarter of last year. Networking net sales declined compared to the prior year primarily due to lower sales to certain service provider customers and lower sales into distribution.
  Other net sales were $19 million, compared to $18 million in the second quarter of 2015 and $21 million in the third quarter of last year.

Capital Structure Activities

During the third quarter, the company completed the redemption of $302 million of its remaining 10.75% Notes. The company borrowed $200 million under its revolving credit facility to help fund this redemption. On October 14, 2015, the company repaid $50 million of the $200 million outstanding under the revolver. Freescale has reduced debt by approximately $1.45 billion and annualized interest expense by $160 million since January 2014.

Other Financial Information

  Capital Expenditures for the quarter were $40 million;
  Cash and Cash Equivalents were $552 million, inclusive of debt redemption activities during the quarter totaling $318 million, $118 million of which was funded by cash on hand;
  Adjusted EBITDA* for the latest twelve months ended October 2, 2015 was $1.20 billion.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

Fourth Quarter 2015 Outlook

For the fourth quarter of 2015, the company expects:

  Revenue to be in the range of $950 million to $1.0 billion;
  Gross margins of 45.5 percent, plus or minus 50 basis points.

Merger with NXP Semiconductors

On March 1, 2015, Freescale entered into a definitive merger agreement with NXP Semiconductors. In anticipation of this transaction, which is expected to close during the fourth quarter of 2015, Freescale will not conduct a third quarter results conference call.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the closing of our proposed merger, our business strategy, goals and expectations concerning future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; our ability to meet unscheduled or temporary increases in demand in our target markets, economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; regulatory approvals related to our proposed merger; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) enables secure, embedded processing solutions for the Internet of Tomorrow. Freescale’s solutions drive a more innovative and connected world, simplifying our lives and making us safer. While serving the world’s largest companies, Freescale is also committed to supporting science, technology, engineering and math (STEM) education, enabling the next generation of innovators. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc., Reg. U.S. Pat. & Tm. Off. All other product or service names are the property of their respective owners. © 2015 Freescale Semiconductor, Inc.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

Net sales	$1,120	$1,198	$1,213
Cost of sales	581	622	651
Gross margin	539	576	562
Research and development	197	216	213
Selling, general and administrative	115	123	122
Amortization expense for acquired intangible assets	4	5	4
Reorganization of business, merger expenses and other	35	6	8
Operating earnings	188	226	215
Loss on extinguishment or modification of long-term debt	(19)	(9)	(10)
Other expense, net	(68)	(71)	(82)
Earnings before income taxes	101	146	123
Income tax expense (benefit)	21	24	(2)
Net earnings	$80	$122	$125

Earnings per common share:
Basic	$0.26	$0.39	$0.41
Diluted	$0.25	$0.38	$0.40

Weighted average common shares outstanding:
Basic	311	310	304
Diluted	318	318	309

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

Adjusted operating earnings	$248	$258	$243
Amortization expense for acquired intangible assets (a)	4	5	4
Non-cash share-based compensation expense (b)	21	21	16
Reorganization of business, merger expenses and other (c)	35	6	8
Operating earnings	$188	$226	$215

Adjusted net earnings	$171	$182	$150
Amortization expense for acquired intangible assets (a)	4	5	4
Non-cash share-based compensation expense (b)	21	21	16
Deferred and non-current tax impact (d)	12	19	(13)
Loss on extinguishment or modification of long-term debt (e)	19	9	10
Reorganization of business, merger expenses and other (c)	35	6	8
Net earnings	$80	$122	$125

Adjusted earnings per common share:
Basic	$0.55	$0.59	$0.49
Diluted	$0.54	$0.57	$0.49

Weighted average common shares outstanding:
Basic	311	310	304
Diluted	318	318	309

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended
(in millions)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

Microcontrollers (1)	$304	$291	$250
Digital Networking (2)	195	184	281
Automotive MCU (3)	299	305	303
Analog & Sensors (4)	220	223	201
RF (5)	83	177	157
Other (6)	19	18	21
Total	$1,120	$1,198	$1,213
(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and automotive & other multimedia applications.
(2) Digital Networking includes sales of communication and wireless infrastructure processors serving the networking and communications markets.
(3) Automotive MCU includes microcontroller sales serving the automotive market.
(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.
(5) RF includes sales of high power transistors.
(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014
ASSETS
Cash and cash equivalents	$552	$588	$737
Accounts receivable, net	587	560	605
Inventory, net	766	740	715
Other current assets	154	174	157
Total current assets	2,059	2,062	2,214

Property, plant and equipment, net	757	761	726
Intangible assets, net	52	55	54
Other assets, net	291	287	312
Total assets	$3,159	$3,165	$3,306

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$35	$35	$35
Accounts payable	414	441	454
Accrued liabilities and other	346	329	392
Total current liabilities	795	805	881

Long-term debt	5,060	5,169	5,643
Other liabilities	383	364	375

Shareholders' deficit	(3,079)	(3,173)	(3,593)
Total liabilities and shareholders' deficit	$3,159	$3,165	$3,306

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

Cash flows from operating activities	$158	$241	$196

Cash flows from investing activities	$(74)	$(71)	$(81)

Cash flows from financing activities	$(117)	$(87)	$(113)

Effect of exchange rate changes on cash and cash equivalents	$(3)	$4	$(9)

Freescale Semiconductor, Ltd.
EBITDA, EBITDA Excluding the Effects of Other Items, Adjusted EBITDA, Free Cash Flow and Adjusted Cash Flows from Operating Activities Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

EBITDA excluding the effects of other items	$308	$320	$304
Non-cash share-based compensation expense (b)	21	21	16
Loss on extinguishment or modification of long-term debt (e)	19	9	10
Reorganization of business, merger expenses and other (c)	35	6	8
EBITDA	233	284	270
Depreciation	44	43	44
Amortization*	22	23	22
Interest expense, net	66	72	81
Income tax expense (benefit)	21	24	(2)
Net earnings	$80	$122	$125

	Twelve Months Ended Oct 2, 2015
(in millions)

Net earnings	$335
Interest expense, net	294
Income tax expense	83
Depreciation and amortization expense*	263
Non-cash share-based compensation expense (b)	83
Loss on extinguishment or modification of long-term debt (e)	59
Reorganization of business, merger expenses and other (c)	79
Other terms (f)	3
Adjusted EBITDA	$1,199

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

	Three Months Ended
(in millions)	Oct 2, 2015	Jul 3, 2015	Oct 3, 2014

Free cash flow	$119	$202	$133
Purchases of property, plant and equipment	40	47	63
Adjusted cash flows from operating activities	159	249	196
Excess tax benefits from share-based compensation (g)	1	8	-
Cash flows from operating activities	$158	$241	$196

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a)	Reflects the effects of acquisition accounting and the related amortization expense for developed technology, trademarks/tradenames and customer relationships along with inventory step-up recognition, as applicable.
(b)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”
(c)	Reflects items related to our reorganization of business programs, expenses associated with our proposed merger with NXP and other items.
(d)	Adjustments to reflect cash income tax expense.
(e)	Reflects losses on extinguishments and modifications of our long-term debt.
(f)	Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.
(g)	Reflects non-cash income tax benefit resulting when compensation cost from non-qualified share-based compensation recognized on the entity's tax return exceeds cost from equity-based compensation recognized in the financial statements.

Note 1

Adjusted operating earnings represents operating earnings adjusted for the following, as necessary: the impact of acquisition accounting, non-cash share-based compensation expense and reorganization of business, merger expenses and other items. Adjusted operating earnings is not a recognized term under U.S. GAAP. Adjusted operating earnings does not represent operating earnings, as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings as an indicator of our operating performance. We have included information concerning adjusted operating earnings because we use such information to better evaluate the underlying performance of the Company. Adjusted operating earnings as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings is net earnings adjusted for the impact of acquisition accounting, non-cash share-based compensation expense, deferred and non-current tax impact, losses on extinguishment or modification of long-term debt and reorganization of business, merger expenses and other items, which we believe are not indicative of the performance of our ongoing operations. Adjusted earnings per common share is calculated by dividing adjusted net earnings by the basic or diluted weighted average common shares outstanding for the period. We present adjusted net earnings and adjusted earnings per share as supplemental performance measures. We believe adjusted net earnings and adjusted earnings per share are helpful to an understanding of our business and provide a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings and adjusted earnings per share facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings and adjusted earnings per share for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings and adjusted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. A reconciliation of adjusted net earnings to net earnings, the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items, is a non-U.S. GAAP financial measure and represents net earnings adjusted for depreciation, amortization, interest expense, net, income tax expense (benefit), non-cash share-based compensation expense, losses on extinguishment or modification of long-term debt, and reorganization of business, merger expenses and other items, as necessary. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. A reconciliation of EBITDA excluding the effects of other items to net earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s notes and senior credit facilities. Adjusted EBITDA is net earnings adjusted for interest expense, net, income tax expense, depreciation and amortization expense, non-cash share-based compensation expense, losses on extinguishment and modification of long-term debt, reorganization of business, merger expenses and other items and other charges that are included in net earnings. The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings, which is a U.S. GAAP measure of our operating results, to adjusted EBITDA, calculated as described above, has been included in the preceding tables.

Free cash flow represents adjusted cash flows from operating activities, less purchases of property, plant and equipment, and is a measure that takes into consideration the capital investments required to maintain the operations of our business and execute our strategy, as cash flows from operating activities adds back non-cash depreciation expense to earnings but does not reflect a charge for necessary capital expenditures. Adjusted cash flows from operating activities represents cash flows from operating activities, plus excess tax benefits from share-based compensation. U.S. GAAP requires the excess tax benefits from share-based compensation to be reported as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of adjusted cash flows from operating activities and free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. We believe adjusted cash flows from operating activities and free cash flow provide useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments and service of debt principal. We use adjusted cash flows from operating activities and free cash flow as measures to monitor and evaluate operating performance. Adjusted cash flows from operating activities and free cash flow presented herein is not necessarily comparable to similarly titled measures of other companies. A reconciliation of adjusted cash flows from operating activities and free cash flow to cash flows from operating activities, the most directly comparable U.S. GAAP measures, have been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com